UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HERTZ GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3530539
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

999 Vanderbilt Beach Road, 3rd Floor Naples, Florida	34108
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.          ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.          ☐

Securities to be registered pursuant to Section 12(g) of the Act: None.

Securities Act registration statement file number to which this form relates :	N/A
(If applicable)

EXPLANATORY NOTE

This Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A is being filed to reflect an amendment to the Rights Agreement (the “Rights Agreement”), dated as of December 30, 2013, between Hertz Global Holdings, Inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Item 1. Description of Registrant’s Securities to be Registered.

On September 15, 2014, the Company executed an amendment (the “Amendment”) to the Rights Agreement.  The Amendment (1) increases the ownership threshold for a person to become an “Acquiring Person” and trigger consequences under the Rights Agreement to 20% for all acquirers and (2) adds “qualifying offer” provisions, whereby the Rights (as defined in the Rights Agreement) will automatically expire concurrently with (but no earlier than 100 days after the commencement of such qualifying offer) the purchase of 50% (including any shares held by the offeror) of the Company’s outstanding common stock on a fully diluted basis pursuant to a tender or exchange offer (which meets certain conditions set forth in the Amendment) for all of the outstanding shares of Company common stock at the same price and for the same consideration, provided that the offeror irrevocably commits to purchase all remaining untendered shares at the same price and the same consideration actually paid pursuant to the offer.

The foregoing is a summary of the terms of the Amendment.  The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.

Item 2. Exhibits.

1.
Certificate of Designation of Series A Junior Participating Preferred Stock of Hertz Global Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated December 30, 2013 of Hertz Global Holdings, Inc.).

2.
Rights Agreement, dated as of December 30, 2013, between Hertz Global Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated December 30, 2013 of Hertz Global Holdings, Inc.).

3.
Amendment No. 1 to Rights Agreement, dated as of September 15, 2014, between Hertz Global Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on September 16, 2014.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 16, 2014	HERTZ GLOBAL HOLDINGS, INC.

	By:	/s/ J. Jeffrey Zimmerman
Name: J. Jeffrey Zimmerman
Title: Executive Vice President, General Counsel and Secretary